UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 5, 2013

LVB ACQUISITION, INC.

BIOMET, INC.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Delaware Indiana	000-54505 001-15601	26-0499682 35-1418342
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

56 East Bell Drive

Warsaw, Indiana 46582

(Address of Principal Executive Offices, Including Zip Code)

(574) 267-6639

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

The following description relates primarily to Biomet, Inc., an Indiana corporation, and its subsidiaries (individually and collectively referred to as “Biomet”, the “Company”, “we”, “us”, or “our”). Biomet is a wholly-owned subsidiary of LVB Acquisition, Inc., a Delaware corporation (“LVB”). LVB has no other operations beyond its ownership of Biomet.

On October 5, 2013, the Company and its wholly-owned subsidiaries EBI Holdings, LLC, a Delaware limited liability company (“EBI”), and LNX Acquisition, Inc., a Delaware corporation (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Lanx, Inc., a Delaware corporation (“Lanx”), pursuant to which Merger Sub will merge with and into Lanx, the separate corporate existence of Merger Sub will cease and Lanx will be the surviving corporation of the merger (the “Merger”).

Upon the consummation of the Merger, Lanx will become a wholly-owned subsidiary of EBI and the Company. The aggregate purchase price for the acquisition is $147 million on a debt-free and cash-free basis. The consummation of the Merger is subject to (i) the requisite stockholder consent of the stockholders of Lanx, (ii) regulatory clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and (iii) other customary closing conditions. Either EBI or Lanx may terminate the Merger Agreement if the Merger is not consummated by December 1, 2013 (or, in the event of a second request in connection with any filing under the HSR Act, February 1, 2014).

The Merger Agreement contains customary representations, warranties and covenants by the Company, EBI, Merger Sub and Lanx. Lanx has agreed, among other things, not to solicit alternative proposals regarding the acquisition of Lanx or enter into discussions concerning, or providing information in connection with, any alternative proposal regarding the acquisition of Lanx. In addition, each party is required to use commercially reasonable efforts to obtain certain regulatory approvals in connection with the Merger. Under the Merger Agreement, the Company and EBI will be indemnified by recourse to a $14.25 million escrow account and to certain securityholders of Lanx and other beneficiaries of certain payments under the Merger Agreement for certain liabilities and damages, with certain exceptions and limitations as set forth in the Merger Agreement. The foregoing description of the Merger Agreement is qualified entirely by reference to the Merger Agreement, which is filed as Exhibit 2.1 and is incorporated herein by reference.

The Merger Agreement and the accompanying exhibits to the Merger Agreement have been attached as exhibits solely to provide investors with information regarding its terms. The Merger Agreement is not intended to provide any other factual information about Biomet, EBI, Merger Sub, Lanx or any of their respective subsidiaries or affiliates. The representations, warranties and covenants contained in the Merger Agreement were made solely for the purposes of the Merger Agreement and the benefit of the parties to the Merger Agreement, and may be subject to limitations agreed upon by the contracting parties. Certain of the representations and warranties have been made for the purposes of allocating contractual risk between the parties to the Merger Agreement and not for the purpose of establishing these matters as facts. Investors are not third-party beneficiaries under the Merger Agreement. In addition, the representations and warranties contained in the Merger Agreement (i) are qualified by information set forth in the disclosure schedules to the Merger Agreement, (ii) were made only as of the dates specified in the Merger Agreement, and (iii) in some cases are subject to qualifications with respect to materiality, knowledge and/or other matters, including standards of materiality applicable to the contracting parties that differ from those applicable to investors. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in Biomet’s public disclosures. Accordingly, investors should not rely on the representations and warranties as characterizations of the actual state of facts or condition of Biomet or any of its subsidiaries or affiliates.

Item 8.01.	Other Events.

On October 7, 2013, the Company issued a press release announcing that it had entered into the Merger Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated October 5, 2013, by and among Biomet, Inc., EBI Holdings, LLC, LNX Acquisition, Inc., Lanx, Inc. and the other parties listed on the signature pages to the agreement*

99.1	Press Release, dated October 7, 2013, issued by Biomet, Inc.

*	Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Schedules to this agreement are listed and identified in the agreement. The Company hereby undertakes to furnish supplementally copies of any of the omitted schedules upon request by the U.S. Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

Date: October 8, 2013

LVB ACQUISITION, INC.

/s/ Daniel P. Florin
By:	Daniel P. Florin
Its:	Senior Vice President and Chief Financial Officer

BIOMET, INC.

/s/ Daniel P. Florin
By:	Daniel P. Florin
Its:	Senior Vice President and Chief Financial Officer

4